EXHIBIT 2.3

                                ESCROW AGREEMENT

         THIS ESCROW AGREEMENT (this "AGREEMENT") is made and entered into effective as of this 12th day of January, 2000 ("EFFECTIVE DATE"), by and among American Gaming & Electronics, Inc., a Nevada corporation ("BUYER") and each of American Gaming & Electronics, Inc., a New Jersey corporation, and American Gaming & Electronics of Florida, Inc., a Florida corporation (collectively "SELLERS") and Ben Domenico, James Irvin, Dave Mysel and Rocky D'Aquilante (collectively, "SHAREHOLDERS") and American National Bank and Trust Company of Chicago, a national banking association, as escrow agent ("ESCROW AGENT").

                                    RECITALS

         A. Buyer and Sellers and/or Shareholders have entered into the transaction agreements described in Exhibit A (collectively, the "TRANSACTION AGREEMENTS").

         B. As a condition to Buyer entering into the Transaction Agreements, Buyer requires Sellers and Shareholders to enter into this Agreement and $619,385.25 (the "ESCROW CASH") of the consideration payable by Buyer to Sellers under the Asset Agreement to be placed in an escrow account (the "ESCROW ACCOUNT") with the Escrow Agent.

         C. Buyer is a wholly-owned subsidiary of Wells-Gardner Electronics Corporation, an Illinois corporation ("WELLS-GARDNER").

         D. The parties hereto desire to establish the terms and conditions upon which the Escrow Cash will be deposited, held in and disbursed from the Escrow Account.

            NOW, THEREFORE, the parties hereto hereby agree as follows:

         1. Escrow and Indemnification

            (a) Escrow. This Agreement has been executed and the deposit of the Escrow Cash hereunder will be made in accordance with SECTION 2(A) hereof for the purpose of securing certain indemnification and performance obligations of the Sellers and Shareholders pursuant to the Transaction Agreements including, but not limited to:

                (i) the indemnification obligations of the Sellers and Shareholders pursuant to ARTICLE VI of the Asset Agreement and the Shareholder Agreement; and

                (ii) the performance obligations of Sellers and Shareholders pursuant to the Transaction Agreements.

Escrow Agent agrees to accept delivery of the Escrow Cash and to hold such Escrow Cash on behalf of Buyer in escrow subject to the terms and conditions of and for the purposes recited in this Agreement. The parties hereto acknowledge and agree that Wells-Gardner, as the parent company of Buyer, shall have the power and authority to pursue any claims on behalf of Buyer arising under the Transaction Agreements and, accordingly, shall have the right to seek recovery on any such claims in accordance with the terms and conditions of this Agreement.

            (b) Indemnification and Performance Obligations of Sellers and Shareholders. Subject to the terms and conditions hereof, the Escrow Cash will serve as security for the obligations of Sellers and Shareholders under the Transaction Agreements as set forth in SECTION 1(A) of this Agreement. In the event Buyer desires to seek recovery pursuant to the Transaction Agreements against any of Sellers and Shareholders by realizing the value of the Escrow Cash, then Buyer will give Sellers, Shareholders and Escrow Agent written notice of the basis for such recovery in accordance with SECTION 3 hereof. To the extent that any such claim is made in connection with or related to the matter referenced in the side letter of even date herewith between Buyer, Sellers and Shareholders, such claim shall be referred to herein as a "NEW JERSEY CLAIM." To the extent that any claim is not a New Jersey Claim, it shall be referred to herein as an "OTHER CLAIM." New Jersey Claims and Other Claims are collectively referred to herein as "CLAIMS". In the event Buyer desires to seek recovery for a Claim against any of Sellers and Shareholders, Sellers and Shareholders, jointly and severally, hereby covenant and agree to the resolution and payment of Claims in accordance with this Agreement and the Transaction Agreements.

            (c) Term of Escrow. The term of this Agreement shall be for the period commencing on the Effective Date and ending on the later to occur of the Fourth Release Date as defined below and the Termination Date as defined below (the "ESCROW TERM"). The "TERMINATION DATE" will be the date on which Buyer notifies Escrow Agent, Sellers and Shareholders in writing that Buyer does not, in the reasonable opinion of Wells Gardner's Board of Directors, with the advise of its counsel, anticipate making a New Jersey Claim at any time.

            (d) Amount of Escrow Cash. Subject to the terms and conditions herein, cash in the amount equal to $619,385.25, plus interest earned, will be held in the Escrow Account in accordance with the terms and conditions of this Agreement.

         2. Deposit of Escrow Cash: Release from Escrow.

            (a) Delivery of Escrow Cash. As soon as practicable after the consummation of the transactions contemplated by the Transaction Agreements, Buyer will deliver the Escrow Cash to the Escrow Agent by wire transfer of immediately available funds in accordance with the wire instructions attached hereto as Exhibit B.

            (b) Distribution to Shareholders.

                (i) Subject to the terms of SECTION 2(D) hereof and provided that the Fourth Release Date (as defined below) has not occurred, within three
(3) business days following the Termination Date, Escrow Agent will disburse from the Escrow Account to Ben Domenico a portion of the Escrow Cash equal to $326,000.00 provided that such amount is available in the Escrow Account, less
(i) any Escrow Cash delivered to Buyer in accordance with SECTION 4 hereof in satisfaction of resolved New Jersey Claims and (ii) any Escrow Cash being held in accordance with SECTION 4 hereof with respect to any then pending but unresolved New Jersey Claims. Any Escrow Cash being so held will be released to Ben Domenico or Buyer, as appropriate, promptly upon resolution of each specific New Jersey Claim with respect to which the Escrow Cash is then being held.

                (ii) Subject to the terms of SECTION 2(D) hereof and provided that the Fourth Release Date (as defined below) has occurred, within three (3) business days following the Termination Date, Escrow Agent will, in accordance with the guidelines set forth on Exhibit C, disburse from the Escrow Account to Shareholder all Escrow Cash remaining in the Escrow Account, less any Escrow Cash being held in accordance with SECTION 4 hereof with respect to any then pending but unresolved Claims. Any Escrow Cash being so held will be released to Sellers and Shareholders or Buyer, as appropriate, promptly upon resolution of each specific Claim with respect to which the Escrow Cash is then being held.

                (iii) Subject to the terms of SECTION 2(D) hereof and provided that the Termination Date has occurred, within three (3) business days following each of the release dates set forth on Exhibit C hereto (collectively, the "RELEASE DATES"), Escrow Agent will, in accordance with the guidelines set forth on Exhibit C, disburse from the Escrow Account to Shareholders a portion of the Escrow Cash equal to $50,000, provided that such amount is available in the Escrow Account, less (i) any Escrow Cash delivered to Buyer in accordance with
SECTION 4 hereof in satisfaction of resolved Claims and (ii) any Escrow Cash being held in accordance with SECTION 4 hereof with respect to any then pending but unresolved Other Claims. Any Escrow Cash held as a result of clause (ii) will be released to Sellers and Shareholders or Buyer, as appropriate, promptly upon resolution of each specific Claim with respect to which the Escrow Cash is then being held.

            (c) Interest and Proceeds. Any interest and proceeds derived from the Permitted Investments (as defined below) shall be distributed directly to Shareholders on the later to occur of the Fourth Release Date and the Termination Date in accordance with Exhibit C.

            (d) No Encumbrance. Except as otherwise expressly provided in this
SECTION 2(D), no Escrow Cash or any beneficial interest therein may be pledged, sold, assigned or transferred (including by operation of law) by Sellers or Shareholders or may be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any Seller or Shareholder prior to the delivery to the Sellers and Shareholders of the Escrow Cash by Escrow Agent.

            (e) Power of Escrow Agent to Transfer Escrow Cash. Escrow Agent is hereby granted the power to effect any transfer of Escrow Cash contemplated by this Agreement upon joint written instruction of such transfer by Buyer and the Representative (as defined in SECTION 7).

            (f) Management and Investment of Cash and Escrow Cash. The Escrow Cash shall be held in the Escrow Account and the Representative (as defined in SECTION 7) shall direct Escrow Agent, in writing, to invest such cash in the following types of investments: money market accounts, certificates of deposit or United States Treasury securities (collectively, the "PERMITTED INVESTMENTS"). The parties acknowledge that Escrow Agent shall not be responsible for any diminution in any of the accounts due to losses resulting from Permitted Investments. Escrow Agent may use its own bond department or investment department or the bond department or investment department of any affiliate in executing purchases and sales of Permitted Investments. If the Representative does not direct the Escrow Agent in writing with respect to the investment of moneys hereunder, the Escrow Agent shall invest such moneys in One Group Prime Money Market Fund, Class A. The Escrow Agent shall send statements to each of the other parties hereto on a monthly basis reflecting activity in the Escrow Account for the preceding month. Although each of the other parties recognizes that it may obtain a broker confirmation or written statement containing comparable information at no additional cost, such parties hereby agree that confirmations of investments are not required to be issued by the Escrow Agent for each month in which a monthly statement is rendered. However, no statement need be rendered for the Escrow Account if no activity occurred for such month.

         3. Notice of Claim.

            (a) Each notice of a Claim (the "NOTICE OF CLAIM") will be in writing and delivered to Escrow Agent, Sellers and Shareholders pursuant to
SECTION 6 hereof on or before the end of the Escrow Term. The Notice of Claim will contain the following information:

                (i) Buyer's good faith estimate of the reasonably foreseeable maximum amount of the alleged damages or its calculation of liquidated damages, as appropriate (which amount may be revised by Buyer at any time prior to the end of the Escrow Term provided that Buyer gives written notice of such revision to Escrow Agent);

                (ii) A brief description in reasonable detail of the facts, circumstances or events giving rise to the alleged damages based on Buyer's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Buyer) and copies of any formal demand or complaint; and

                (iii) A certification by Buyer in writing to the Escrow Agent that Buyer is entitled to payment under SECTION 6 of the Asset Agreement or Shareholder Agreement.

            (b) Escrow Agent will not transfer any of the Escrow Cash held in the Escrow Account to Buyer pursuant to a Notice of Claim until the Claim to which such notice pertains has been resolved in accordance with SECTION 4 below.

         4. Resolution of Claims and Transfer of Escrow Cash. A Claim as to which a Notice of Claim has been received by Sellers and Shareholders and Escrow Agent pursuant to SECTION 3 above will be resolved as follows:

            (a) Uncontested Claims. If within thirty (30) calendar days after a Notice of Claim is delivered to Escrow Agent pursuant to SECTIONS 3 and 6 hereof, no Seller or Shareholder either (i) contests such Claim in writing to Escrow Agent, Buyer and the other Sellers and Shareholders, or (ii) pays the amount demanded on the 31st calendar day, then Escrow Agent will on the next business day thereafter promptly transfer to Buyer the amount of Escrow Cash as directed in writing by Buyer, having a value (determined pursuant to SECTION 4(C) hereof) equal to the amount of damages specified in the Notice of Claim which has not been paid by Seller and Shareholder and will provide Sellers and Shareholders with written notice of such transfer within five (5) business days of such transfer.

            (b) Contested Claims. In the event that any Seller or Shareholder gives written notice contesting all or a portion of a Claim to Buyer and Escrow Agent (a "CONTESTED CLAIM") within the 30-day period provided above, the following procedures shall apply: (i) Claims that are the result of third-party claims asserted against Buyer will await the final decision, award or settlement of such third-party claim; provided that any such asserted third-party claim will be deemed resolved in favor of Buyer if, within twelve (12) months following the End of the Escrow Term, such asserted third-party claim does not result in the actual commencement of, or written correspondence threatening the commencement of, any litigation, arbitration or other proceedings by the third-party claimant, provided, however, that Buyer shall not lose its right to make a Claim with respect thereto, if such third-party claim is once again asserted against Buyer prior to expiration of the twelve-month period following the End of the Escrow Term; and/or (ii) Claims by Buyer for breaches of representations, warranties, agreements and covenants by any of Sellers or Shareholders under the Transaction Agreements that do not include claims asserted by third parties, will be settled as provided for in the relevant Transaction Agreement under which the Claims arose, as will Claims based on third-party claims successfully asserted under clause
(i), but which any Seller or Shareholder asserts do not result in an indemnification obligation under any Transaction Agreement in favor of Buyer. Any portion of a Claim that is not contested will be considered resolved and Escrow Agent shall be instructed in writing by Buyer as to any disbursement to make as set forth above in SECTION 4(A). If any Contested Claim which is a third-party claim asserted against Buyer under clause (i) is resolved against Buyer and as to which no Seller or Shareholder disputes the indemnification obligation, then such Contested Claim will be considered resolved and Escrow Agent will promptly transfer to Buyer the amount of Escrow Cash as directed in writing by Buyer, having a value (determined pursuant to SECTION 4(C) hereof) equal to the amount of damages specified in the Notice of Claim which has not been paid by end of the Escrow Term and will notify Sellers and Shareholders of such transfer in writing within five (5) business days of such transfer. After receipt of notice that a Claim has been contested, Escrow Agent will continue to hold in the Escrow Account the amount of Escrow Cash as directed in writing by Buyer sufficient to cover such Contested Claim (notwithstanding the expiration of the Escrow Term) until (i) execution of a settlement agreement by Buyer and the subject Seller or Shareholder setting forth a resolution of the Claim, or
(ii) receipt of a copy of the final award of the arbitrator or court, as applicable. The final decision of the arbitrator or court, as applicable will be furnished to each of Sellers and Shareholders and Buyer in writing and will constitute a conclusive determination of the issue in question, binding upon the parties. In acting under this Agreement the Escrow Agent shall be entitled to receive and may conclusively rely on a certificate of the presenting party to the effect that a true and correct copy of the final decision of the arbitrator or court is attached and that such decision is final, binding and non-appealable.

            (c) Determination of Amount of Claims. Any amount which Escrow Agent is required to pay or deliver to Buyer pursuant to this Agreement, to the extent not paid in cash by any Seller or Shareholder, will be immediately payable to Buyer out of the Escrow Cash. Buyer shall give Escrow Agent written notice of any payment in cash by Seller. In the absence of such notice of payment, Escrow Agent shall be entitled to assume that no such payment has been made and to act accordingly.

         5. Limitation of Escrow Agent's Liability.

            (a) Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into the Agreement against the Escrow Agent. In all questions arising under this Agreement, Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent will not be liable to anyone. Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. Escrow Agent shall not be responsible for determining the amount of Escrow Cash to be transferred, disbursed or held, and may rely upon, and shall be fully protected in relying upon, any written direction from Buyers, Sellers and Shareholders. Attached hereto as Exhibit D are the names, titles and specimen signatures of each of the persons who are authorized, on behalf of the parties hereto, to execute and deliver written notices and directions to Escrow Agent.

         (b) In the event conflicting demands are made or conflicting notices are served upon Escrow Agent with respect to the Escrow Account, Escrow Agent will have the absolute right, but no absolute duty or obligation, at Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to SECTION 10 hereof or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under this Agreement, and Buyer will pay Escrow Agent (subject to reimbursement from Sellers and Shareholders in the amount determined pursuant to SECTION 9 hereof) all costs, expenses and reasonable attorneys' fees expended or incurred by Escrow Agent pursuant to the exercise of Escrow Agent's rights under this SECTION 5 hereof (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of SECTION 9 hereof).

            (c) Each other party hereto, jointly and severally (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES"), hereby covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, Escrow Agent's employees and agents (severally and collectively, "ESCROW AGENT'S INDEMNIFIED PARTIES"), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent's Indemnified Parties (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, in connection with or based upon any act or omission by Escrow Agent relating in any way to this Agreement or Escrow Agent's services hereunder. This indemnity shall exclude negligence, gross negligence or willful misconduct on Escrow Agent's part. This right of indemnification shall survive the termination of this Agreement, and the resignation or removal of Escrow Agent. The costs and expenses of enforcing this right of indemnification shall also be paid by the Indemnifying Parties.

         6. Notices. All notices, instructions and other communications required or permitted to be given hereunder or necessary or convenient in connection herewith must be in writing and will be deemed delivered (i) the business day when personally served or when delivered by facsimile, provided written confirmation thereof is delivered by hand or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile, (ii) the first business day following the date of deposit with an overnight courier service for next day delivery, charges prepaid, or (iii) on the earlier of actual receipt or the third business day following the date on which the notice is deposited in the United States mail, first class certified, postage prepaid, addressed as follows:

         If to Escrow Agent:

                  American National Bank and Trust Company of Chicago 120 South LaSalle Street, 4th Floor
                  Mail Suite IL1-1250
                  Chicago, Illinois 60603
                  Attention: Brian Terwilliger
                  Telephone: (312) 661-6952
                  Facsimile: (312) 661-6491

         If to Buyer:

                  American Gaming & Electronics, Inc.
                  c/o Wells-Gardner Electronics Corporation
                  2701 North Kildare Avenue
                  Chicago, Illinois 60639
                  Attention: George B. Toma
                  Telephone: (773) 292-5650
                  Facsimile: (773) 292-5677

         With a copy to:

                  Katten Muchin Zavis
                  525 West Monroe Street
                  Suite 1600
                  Chicago, Illinois  60661
                  Attention: David J. Kaufman
                  Telephone: (312) 902-5564
                  Facsimile: (312) 577-8648

         If to Sellers and Shareholders:

                  American Gaming & Electronics, Inc.
                  6255 McLeod Drive, Suite 22
                  Las Vegas, Nevada 89120
                  Attention: Ben Domenico and James Irvin
                  Facsimile No.: (702) 798-5762

                  American Gaming & Electronics of Florida, Inc.
                  2046 McKinley Street
                  Hollywood, Florida 33020
                  Attention: Dave Mysel
                  Facsimile No.: (954) 922-1855
                  with a copy to:


                  James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson 3773 Howard Hughes Parkway, Suite 290N
                  Las Vegas, Nevada 89109
                  Attention: Doug Driggs
                  Facsimile No.: (702) 791-1912

                  Ben Domenico
                  811 Adagio Street
                  Henderson, Nevada 89052

                  James Irvin
                  842 Sandhill Sage Street
                  Henderson, Nevada 89052

                  Dave Mysel
                  2600 South Ocean Drive
                  Apt. 103
                  Hollywood, Florida 33019

                  Rocky D'Aquilante
                  900 Elwood Road
                  Hammonton, New Jersey 08037

                  with a copy to:

                  James, Driggs, Walch, Santoro, Kearney, Johnson & Thompson 3773 Howard Hughes Parkway, Suite 290N
                  Las Vegas, Nevada 89109
                  Attention: Doug Driggs
                  Facsimile No.: (702) 791-1912

or to such other address as any party hereto designates in a writing delivered to each of the other parties hereto. With respect to the Escrow Agent, notices shall not be deemed given until actually received.

         7. Appointment of Representative. Each of the Shareholders hereby appoints James Irvin as such Shareholder's exclusive agent to act on such Shareholder's behalf with respect to this Agreement. In such representative capacity, James Irvin or any person who shall succeed him in such representative capacity is sometimes referred to in this Agreement as the "REPRESENTATIVE." The Representative shall take, and the Shareholders agree that the Representative shall take, any and all actions which such Representative believes are necessary or appropriate under this Agreement for and on behalf of the Shareholders, as fully as if the Shareholders were acting on their own behalf, including, without limitation, defending, consenting to, compromising or settling any Claims against any or all of the Shareholders. Buyer and Escrow Agent shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon each of the Shareholders.

         8. General.

            (a) Governing Law; Assigns. This Agreement will be governed by and construed in accordance with the internal laws of the State of Illinois without regard to conflicts-of-law principles and will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

            (b) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            (c) Entire Agreement. Except as otherwise set forth in the Transaction Agreements, this Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter of this Agreement and supersedes all prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

            (d) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

         9. Expenses. Buyer agrees to pay the Annual Fee of Escrow Agent in the amount of $2,000 as set forth in Exhibit E of this Agreement. Such fees are payable in advance as compensation for the ordinary administrative services to be rendered hereunder by Escrow Agent. Subject to SECTION 5(B) hereof, it is the intention of Buyer and Sellers and Shareholders that any extraordinary activity fees and expenses as defined in Exhibit E, or expenses incurred by Escrow Agent in connection with a dispute over the distribution of Escrow Cash or the validity of a Notice of Claim, will be paid by the non-prevailing party. Notwithstanding anything to the contrary contained herein, Sellers and Shareholders shall be solely responsible (to the exclusion of Buyer) for any fees and expenses of Escrow Agent which are incurred as a result of any transfer of Escrow Cash, the investment of any cash held in the Escrow Account, or any other Permitted Investments contemplated by SECTION 2 hereof.

         10. Successor Escrow Agent. In the event Escrow Agent becomes unavailable or unwilling to continue in its capacity hereunder, Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying a date not less than ten (10) days following such notice date of when such resignation will take effect. Buyer will designate a successor escrow agent prior to the expiration of such ten-day period by giving written notice to Escrow Agent and Sellers and Shareholders, subject to the approval of Sellers and Shareholders which will not be unreasonably withheld. Buyer may appoint a successor escrow agent without the consent of Sellers and Shareholders so long as such successor is a bank with assets of at least $500 million, and may appoint any other successor escrow agent with the consent of Sellers and Shareholders, which will not be unreasonably withheld. Upon receipt of an instrument of acceptance by a successor escrow agent, Escrow Agent will promptly transfer the Escrow Cash to such designated successor. If the other parties hereto have failed to appoint a successor escrow agent prior to the expiration of ten (10) calendar days following receipt of the notice of resignation or removal, the Escrow Agent may appoint a successor or petition a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

         11. Limitations of Responsibility. Escrow Agent's duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including without limitation the Transaction Agreements. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Escrow Agreement or of any agreement amendatory or supplemental hereto. The Escrow Agent shall not be liable for any action taken or omitted under this Agreement so long as it shall have acted in good faith and without gross negligence. The Escrow Agent shall be entitled to deem the signatories of any documents or instruments submitted to it hereunder as being those purported to be authorized to sign such documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Agreement in the event that it becomes aware of any disagreement between the parties hereto as to any facts or as to the happening of any contemplated event precedent to such action unless such disagreement can be resolved in accordance with SECTION 4. No assignment of the interest of any of the parties hereto shall be binding upon the Escrow Agent unless and until written evidence of such assignment in form satisfactory to the Escrow Agent shall be filed with and accepted by the Escrow Agent. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT'S FAILURE TO ACT IN ACCORDANCE WITH THE REASONABLE COMMERCIAL STANDARDS OF THE BANKING BUSINESS, OR
(ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         12. Amendment. This Agreement may be amended by the written agreement of Buyer, Escrow Agent and Sellers and Shareholders, provided that, if Escrow Agent does not agree to an amendment agreed upon by Buyer and the Sellers and Shareholders, Escrow Agent will resign and Buyer will appoint a successor Escrow Agent in accordance with Section 10 above.

         13. Further Assurances. The parties hereto shall execute such further documents, and perform such further acts, as may be reasonably necessary to comply with the purpose and intent of this Agreement, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

         14. Successor Trustee. Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent's rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

         15. Compliance With Legal Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set side or vacated.

         16. Tax Matters. The Escrow Agent shall be under no obligation to invest the deposited funds or the income generated thereby until it has received a Form W-9 or W-8, as applicable, from the Sellers and the Shareholders, regardless of whether such party is exempt from reporting or withholding requirements under the Internal Revenue Code of 1986, as amended. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account against Sellers and Shareholders, whether or not said income has been distributed during such year, as and to the extent required by law. Any tax returns required to be prepared and filed will be prepared and filed by Sellers and Shareholders with the Internal Revenue Service in all years income is earned, whether or not income is received or distributed in any particular tax year, and Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to any income earned by the Escrow Account. Any taxes payable on income earned from the investment of any sums held in the Escrow Account shall be paid by Sellers and Shareholders, whether or not the income was distributed by the Escrow Agent during any particular year. The Escrow Agent shall have no obligation to pay any taxes or estimated taxes.

                        SIGNATURES ON THE FOLLOWING PAGE

         IN WITNESS WHEREOF, the parties have duly executed this Agreement of the date first above written.


                                          BUYER:

                                          AMERICAN GAMING & ELECTRONICS,
                                          INC., a Nevada corporation


                                               /s/ Mark E. Komorowski
                                          --------------------------------------
                                          By:  Mark E. Komorowski
                                             -----------------------------------
                                          Its: President
                                              ----------------------------------


                                          SELLERS:

                                          AMERICAN GAMING & ELECTRONICS,
                                          INC., a New Jersey corporation

                                               /s/ Ben Domenico
                                          --------------------------------------
                                          By:  Ben Domenico
                                             -----------------------------------
                                          Its: President
                                              ----------------------------------

                                          AMERICAN GAMING & ELECTRONICS,
                                          OF FLORIDA, INC., a Florida
                                          corporation

                                               /s/ Dave Mysel
                                          --------------------------------------
                                          By:  Dave Mysel
                                             -----------------------------------
                                          Its: President
                                              ----------------------------------

                                          SHAREHOLDERS:


                                          /s/ Ben Domenico
                                          --------------------------------------
                                          Ben Domenico


                                          /s/ James Irvin
                                          --------------------------------------
                                          James Irvin


                                          /s/ Dave Mysel
                                          --------------------------------------
                                          Dave Mysel


                                          /s/ Rocky D'Aquilante
                                          --------------------------------------
                                          Rocky D'Aquilante


                                          ESCROW AGENT:

                                          AMERICAN NATIONAL BANK AND TRUST
                                          COMPANY OF CHICAGO, as Escrow Agent

                                                 /s/ Brian E. Terwilliger
                                          --------------------------------------
                                          By:    Brian E. Terwilliger
                                              ----------------------------------
                                          Its:   Vice President
                                              ----------------------------------